Exhibit 99.1

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699
Final For Release
Investor Contact: Integrated Corporate Relations Allison Malkin/Jean Fontana (203) 682-8225/ (203) 682-8272

BAKERS FOOTWEAR REPORTS THIRD QUARTER AND

FIRST NINE MONTHS FISCAL 2006 RESULTS

ST. LOUIS, Mo., December 8, 2006 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, today announced results for the thirteen and thirty-nine weeks ended October 28, 2006.

For the third quarter, the thirteen weeks ended October 28, 2006:

•	Net sales increased 7.7%, to $46.6 million from $43.2 million for the thirteen weeks ended October 29, 2005. Comparable store sales decreased 4.2% compared to a 21.0% increase last year;
•	Gross profit in the third quarter was $12.1 million, or 26.0% of net sales, compared to $11.8 million, or 27.4% of net sales, in the third quarter of fiscal 2005.
•	Operating loss was $4.0 million, as compared to an operating loss of $1.7 million in the same period a year ago;
•	Net loss was $2.6 million, or $0.40 per share, as compared to a net loss of $1.1 million, or $0.17 per share in the third quarter of 2005;
•	Included in third quarter fiscal 2006 net loss per share was $0.04 per share related to expenses incurred in considering potential equity financing earlier in the year, and
•

As a result of adopting FAS 123R, the Company recognized $0.02 per share related to stock- based compensation expense in the third quarter of 2006. The Company recognized no stock-based compensation expense in the third quarter of 2005.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, stated: “We were disappointed with our third quarter operating results, which reflected the difficult comparison to last year. We also experienced sales and margin pressure due to our efforts to clear seasonal sandal inventory, as well as higher operating costs throughout the quarter associated with operating 27 net new stores, since the third quarter last year.

“As we begin the fourth quarter, sales remain challenging with November comparable store sales declining by 12.4% versus a comparable store sales increase of 29.0% last year,” Mr. Edison continued. “The comparable store sales decrease can be attributed to our boot and bootie category, which was very strong last year. We expect this comparable sales trend to continue through the remainder of the fourth quarter. We continue to remain excited by our opportunities for long-term sales and earnings growth and believe that our strategies position us to increase value for Bakers Footwear shareholders.”

Additionally, during the third quarter, the Company:

•	Opened 15 new stores and at quarter-end operated 261 stores in 38 states; and
•	Remodeled 3 stores and at quarter-end operated 156 stores, or 68% of its Bakers stores in the new store format;

For the nine months fiscal 2006, the first thirty-nine weeks ended October 28, 2006:

•	Net sales increased 7.6%, to $143.5 million from $133.4 million for the thirty-nine weeks ended October 29, 2005. Comparable store sales decreased 3.8% compared to a 13.4% increase last year;
•	Gross profit in the first nine months of fiscal 2006 was $41.9 million, or 29.2% of net sales, compared to $42.2 million, or 31.6% of net sales, in the first thirty-nine weeks of fiscal 2005
•	Operating loss was $4.2 million, compared to operating income of $3.4 million, in the same period a year ago;
•	Net loss was $3.0 million or $0.46 per share, as compared to net income of $2.0 million, or $0.33 per diluted share in the first thirty-nine weeks of 2005.
•

As a result of adopting FAS 123R, the Company recognized $0.07 per share related to stock- based compensation expense in the first thirty nine weeks of fiscal 2006. The Company recognized no stock-based compensation expense in the first thirty-nine weeks of fiscal 2005.

Michele Bergerac, President of Bakers Footwear, said: “We currently expect to open between 12 to 18 new stores in fiscal 2007 with half of these stores opening in the first half of the year. We continue to believe that we have the opportunity to operate 600 stores with our Bakers and Wild Pair concepts and hope to increase the pace of our new store openings in fiscal 2008.”

Conference Call

The Company announced that it will conduct a conference call to discuss its third quarter and first thirty-nine weeks of fiscal 2006 results today, Friday, December 8, 2006 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 704-5386, approximately five minutes prior to the start of the call. The conference call will also be web-cast live at http://viavid.net/dce.aspx?sid=000038BF. A replay of this call will be available until December 15, 2006 and can be accessed by dialing (888) 203-1112 and entering code 2647862. The web-cast will be available until January 8, 2006 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates more than 260 stores nationwide under its Bakers and Wild Pair formats. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

BAKERS FOOTWEAR GROUP, INC. Income Statement Data	Thirteen Weeks Ended October 28, 2006	Thirteen Weeks Ended October 29, 2005	Thirty-nine Weeks Ended October 28, 2006	Thirty-nine Weeks Ended October 29, 2005
(in thousands except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$ 46,553	$ 43,243	$ 143,542	$ 133,441
Cost of merchandise sold, occupancy, and buying expenses	34,430	31,403	101,611	91,211
Gross profit	12,123	11,840	41,931	42,230

Operating expenses:
Selling	10,980	9,353	32,054	27,107
General and administrative	4,987	3,968	13,883	11,317
Loss on disposal of property and equipment	115	231	243	430
Operating income (loss)	(3,959)	(1,712)	(4,249)	3,376

Other income (expense):
Interest expense	(320)	(96)	(617)	(309)
Other, net	67	20	101	123
Income (loss) before income taxes	(4,212)	(1,788)	(4,765)	3,190

Provision for (benefit from) income taxes	(1,610)	738	(1,805)	1,165

Net income (loss)	$ (2,602)	$ (1,050)	$ (2,960)	$ 2,025

Basic earnings (loss) per share	$ (0.40)	$ (0.17)	$ (0.46)	$ 0.34

Diluted earnings (loss) per share	$ (0.40)	$ (0.17)	$ (0.46)	$ 0.33

Weighted average shares outstanding
Basic	6,493	6,198	6,439	5,896
Diluted	6,493	6,198	6,439	6,165

Cash Flow Data
Cash provided by (used in) operating activities			$ (7,605)	$ 3,543
Cash used in investing activities			(17,214)	(17,020)
Cash provided by financing activities			21,074	12,173
Net decrease in cash and cash equivalents			(3,745)	(1,304)

Supplemental Data
Comparable store sales increase (decrease)	(4.2%)	21.0%	(3.8%)	13.4%
Gross profit percentage	26.0%	27.4%	29.2%	31.6%
Number of stores at end of period			261	234

Balance Sheet Data			October 28, 2006	October 29, 2005
			Unaudited	Unaudited
Cash			$180	$ 128
Accounts receivable			3,146	2,747
Inventories			27,260	24,951
Other current assets			4,777	4,292
Current assets			35,363	32,118

Property and equipment, net			50,193	34,596
Other assets			1,324	553
			$ 86,880	$ 67,267

Current liabilities			$ 38,044	$ 25,645
Noncurrent liabilities			9,137	6,510
Shareholders’ equity			39,699	35,112
			$ 86,880	$ 67,267

3